Freeport-McMoRan
Reports First-Quarter March 31, 2017 Results

▪
Net income attributable to common stock totaled $228 million, $0.16 per share, for first-quarter 2017. After adjusting for net gains of $8 million, $0.01 per share, first-quarter 2017 adjusted net income attributable to common stock totaled $220 million, $0.15 per share.

▪
Consolidated sales totaled 809 million pounds of copper, 182 thousand ounces of gold and 24 million pounds of molybdenum for first-quarter 2017. Sales volumes have been impacted by regulatory restrictions on PT Freeport Indonesia's (PT-FI) concentrate exports since mid-January 2017, resulting in the deferral of approximately 190 million pounds of copper and 280 thousand ounces of gold in first-quarter 2017. PT-FI's concentrate exports resumed on April 21, 2017.

▪
Consolidated sales for the year 2017 are expected to approximate 3.9 billion pounds of copper, 1.9 million ounces of gold and 93 million pounds of molybdenum, including 1.0 billion pounds of copper, 440 thousand ounces of gold and 24 million pounds of molybdenum for second-quarter 2017.

▪	Average realized prices were $2.67 per pound for copper, $1,229 per ounce for gold and $8.71 per pound for molybdenum for first-quarter 2017.

▪	Average unit net cash costs were $1.39 per pound of copper for first-quarter 2017 and are expected to average $1.08 per pound of copper for the year 2017.

▪
Operating cash flows totaled $792 million (including $178 million in working capital sources and changes in other tax payments) for first-quarter 2017. Based on current sales volume and cost estimates and assuming average prices of $2.50 per pound for copper, $1,250 per ounce for gold and $9.00 per pound for molybdenum, operating cash flows for the year 2017 are expected to approximate $4.0 billion (including $1.0 billion in working capital sources and changes in other tax payments).

▪
Capital expenditures totaled $344 million (including $210 million for major mining projects) for first-quarter 2017. Capital expenditures for the year 2017 are expected to approximate $1.6 billion, including $0.7 billion for underground development activities for the remainder of 2017, which are dependent on a resolution of PT-FI's long-term operating rights.

▪
At March 31, 2017, consolidated debt totaled $15.4 billion and consolidated cash totaled $4.0 billion. FCX had no borrowings and $3.5 billion available under its $3.5 billion revolving credit facility at March 31, 2017.

▪
In April 2017, PT Freeport Indonesia (PT-FI) reached agreement with the Indonesian government to resume concentrate exports (which had been suspended since January 12, 2017) for a six-month period to enable the negotiation of a new special operating license (IUPK) and investment stability agreement to support PT-FI's long-term investment plans.

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PHOENIX, AZ, April 25, 2017 - Freeport-McMoRan Inc. (NYSE: FCX) reported net income attributable to common stock of $228 million ($0.16 per share) for first-quarter 2017, compared with a net loss attributable to common stock of $4.2 billion ($3.35 per share) for first-quarter 2016. FCX’s net income (loss) attributable to common stock includes net gains of $8 million ($0.01 per share) in first-quarter 2017 and charges totaling $4.0 billion ($3.19 per share) in first-quarter 2016, which were primarily for the reduction of the carrying value of oil and gas properties. For a summary of these amounts, refer to the supplemental schedule, "Adjusted Net Income (Loss)," on page VI, which is available on FCX's website, "fcx.com."

Richard C. Adkerson, President and Chief Executive Officer, said, "During the first quarter, we continued to strengthen our financial position despite the production interruptions experienced at our Indonesian operations. Our strong focus on cost and capital discipline combined with improved market conditions for copper are producing solid results. The resumption of concentrate exports in Indonesia and expected continued strong performance from our Americas operations will enable us to generate significant cash flows in the balance of the year to achieve our balance sheet objectives. Our team is focused on reaching a positive near-term resolution to protect our past investments and support our long-term investment plans in Indonesia and in building long-term values in our large portfolio of high-quality copper assets in the Americas."

SUMMARY FINANCIAL DATA

	Three Months Ended March 31,
	2017		2016
	(in millions, except per share amounts)
Revenues[a,b]	$3,341		$3,242
Operating income (loss)[a]	$580		$(3,872)
Net income (loss) from continuing operations	$268		$(4,097)
Net income (loss) from discontinued operations	$38	[c]	$(4)
Net income (loss) attributable to common stock[d,e]	$228		$(4,184)
Diluted net income (loss) per share of common stock:
Continuing operations	$0.13		$(3.34)
Discontinued operations	0.03		(0.01)
	$0.16		$(3.35)
Diluted weighted-average common shares outstanding	1,454		1,251
Operating cash flows[f]	$792		$740
Capital expenditures	$344		$982
At March 31:
Cash and cash equivalents	$4,001		$231
Total debt, including current portion	$15,363		$20,675

a.	For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page VIII, which are available on FCX's website, "fcx.com."

b.
Includes favorable adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods totaling $91 million ($39 million to net income attributable to common stock or $0.03 per share) in first-quarter 2017 and $9 million ($5 million to net loss attributable to common stock or less than $0.01 per share) in first-quarter 2016. For further discussion, refer to the supplemental schedule, "Derivative Instruments," on page VII, which is available on FCX's website, "fcx.com."

c.
Primarily reflects adjustments to the fair value of the potential $120 million in contingent consideration related to the November 2016 sale of FCX's interest in TF Holdings Limited (TFHL), which in accordance with accounting guidelines will continue to be adjusted through December 31, 2019.

d.
Includes net gains of $8 million ($0.01 per share) in first-quarter 2017 and charges totaling $4.0 billion ($3.19 per share) in first-quarter 2016, which are described in the supplemental schedule, "Adjusted Net Income (Loss)," on page VI, which is available on FCX's website, "fcx.com."

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e.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page VIII, which is available on FCX's website, "fcx.com."

f.	Includes net working capital sources and changes in other tax payments of $178 million for first-quarter 2017 and $188 million for first-quarter 2016.
SUMMARY OPERATING DATA

	Three Months Ended March 31,
	2017	2016[a]
Copper (millions of recoverable pounds)
Production	851	987
Sales, excluding purchases	809	1,000
Average realized price per pound	$2.67	$2.18
Site production and delivery costs per pound[b]	$1.60	$1.49
Unit net cash costs per pound[b]	$1.39	$1.38
Gold (thousands of recoverable ounces)
Production	239	184
Sales, excluding purchases	182	201
Average realized price per ounce	$1,229	$1,227
Molybdenum (millions of recoverable pounds)
Production	23	20
Sales, excluding purchases	24	17
Average realized price per pound	$8.71	$7.61

a.
Excludes the results of the Tenke Fungurume (Tenke) mine, which was sold in November 2016 and is reported as a discontinued operation. Copper sales from the Tenke mine totaled 123 million pounds in first-quarter 2016.

b.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

Consolidated Sales Volumes
First-quarter 2017 sales of 809 million pounds of copper and 182 thousand ounces of gold were lower than the January 2017 estimates of 1.0 billion pounds of copper and 460 thousand ounces of gold, primarily reflecting lower volumes from Indonesia as a result of regulatory restrictions on PT-FI's concentrate exports. First-quarter 2017 copper sales were lower than first-quarter 2016 sales of 1.0 billion pounds, primarily reflecting lower volumes from North America and Indonesia.
First-quarter 2017 molybdenum sales of 24 million pounds approximated the January 2017 estimate of 23 million pounds and were higher than first-quarter 2016 sales of 17 million pounds.
Sales volumes for the year 2017 are expected to approximate 3.9 billion pounds of copper, 1.9 million ounces of gold and 93 million pounds of molybdenum, including 1.0 billion pounds of copper, 440 thousand ounces of gold and 24 million pounds of molybdenum in second-quarter 2017. Estimated sales volumes assume normal operating rates at PT-FI beginning mid-April 2017. Refer to page 6 for discussion of Indonesia Regulatory Matters, which may have a significant impact on future results.
Consolidated Unit Costs
Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.39 per pound of copper in first-quarter 2017 were slightly higher than unit net cash costs of $1.38 per pound in first-quarter 2016, primarily reflecting lower sales volumes, partly offset by higher by-product credits.
Assuming average prices of $1,250 per ounce of gold and $9.00 per pound of molybdenum for the remainder of 2017 and achievement of current sales volume and cost estimates, consolidated unit net cash costs

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(net of by-product credits) for copper mines are expected to average $1.08 per pound of copper for the year 2017. The impact of price changes on consolidated unit net cash costs would approximate $0.02 per pound for each $50 per ounce change in the average price of gold for the remainder of 2017 and $0.02 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2017. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum.

MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, molybdenum concentrate, gold and silver are also produced by certain of FCX's North America copper mines.
All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72 percent undivided joint venture interest in Morenci using the proportionate consolidation method.
Operating and Development Activities. FCX has significant undeveloped reserves and resources in North America and a portfolio of potential long-term development projects. Future investments will be undertaken based on the results of economic and technical feasibility studies, and market conditions.
Through exploration drilling, FCX has identified a significant resource at the Lone Star project located near the Safford operation in Eastern Arizona. Initial production from Lone Star is being planned from the oxide ores beginning in 2021, which can be processed through existing infrastructure to replace oxide production from Safford. FCX continues to evaluate longer term opportunities available from the significant sulfide potential in the Lone Star/Safford minerals district.
Operating Data. Following is summary consolidated operating data for the North America copper mines for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016
Copper (millions of recoverable pounds)
Production	392	487
Sales, excluding purchases	375	503
Average realized price per pound	$2.68	$2.16

Molybdenum (millions of recoverable pounds)
Production[a]	9	8

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.52	$1.40
By-product credits	(0.15)	(0.08)
Treatment charges	0.11	0.10
Unit net cash costs	$1.48	$1.42

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

North America's consolidated copper sales volumes of 375 million pounds in first-quarter 2017 were lower than first-quarter 2016 sales of 503 million pounds, primarily reflecting lower ore grades and mining rates, timing of shipments, and the impact of the May 2016 sale of an additional 13 percent interest in Morenci. North America copper sales are estimated to approximate 1.5 billion pounds for the year 2017, compared with 1.8 billion pounds in 2016.

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Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.48 per pound of copper in first-quarter 2017 were higher than unit net cash costs of $1.42 per pound in first-quarter 2016, primarily reflecting lower copper sales volumes, partly offset by higher molybdenum credits.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.53 per pound of copper for the year 2017, based on achievement of current sales volume and cost estimates and assuming an average molybdenum price of $9.00 per pound for the remainder of 2017. North America's average unit net cash costs for the year 2017 would change by approximately $0.03 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2017.

South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Operating and Development Activities. The Cerro Verde expansion project commenced operations in September 2015 and achieved capacity operating rates during first-quarter 2016. Cerro Verde's expanded operations benefit from its large-scale, long-lived reserves and cost efficiencies. The project expanded the concentrator facilities from 120,000 metric tons of ore per day to 360,000 metric tons of ore per day.
In the second half of 2015, FCX adjusted operations at its El Abra mine to reduce mining and stacking rates by approximately 50 percent to achieve lower operating and labor costs, defer capital expenditures and extend the life of the existing operations. El Abra continues to operate at reduced rates.
FCX continues to evaluate a potential large-scale milling operation at El Abra to process additional sulfide material and to achieve higher recoveries. Exploration results in recent years at El Abra indicate a significant sulfide resource, which could potentially support a major mill project. Future investments will depend on technical studies, economic factors and market conditions.
Operating Data. Following is summary consolidated operating data for the South America mining operations for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016
Copper (millions of recoverable pounds)
Production	304	335
Sales	309	323
Average realized price per pound	$2.66	$2.19

Molybdenum (millions of recoverable pounds)
Production[a]	6	5

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.48	$1.23
By-product credits	(0.18)	(0.07)
Treatment charges	0.22	0.23
Royalty on metals	0.01	0.01
Unit net cash costs	$1.53	$1.40

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

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South America's consolidated copper sales volumes of 309 million pounds in first-quarter 2017 were lower than first-quarter 2016 sales of 323 million pounds. During first-quarter 2017, Cerro Verde's operations were unfavorably impacted by unusually heavy rainfall and a 21-day labor strike. These issues resulted in lower than planned mining rates and a reduction of approximately 80 million pounds of copper in Cerro Verde's estimated 2017 sales volumes. Sales from South America mining are expected to approximate 1.2 billion pounds of copper for the year 2017, compared with 1.3 billion pounds of copper in 2016.
Average unit net cash costs (net of by-product credits) for South America mining of $1.53 per pound of copper in first-quarter 2017 were higher than unit net cash costs of $1.40 per pound in first-quarter 2016, primarily reflecting higher milling and mining costs at Cerro Verde and lower volumes, partly offset by higher by-product credits. Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $1.63 per pound of copper for the year 2017, based on current sales volume and cost estimates and assuming an average price of $9.00 per pound of molybdenum for the remainder of 2017.

Indonesia Mining. Through its 90.64 percent owned and consolidated subsidiary PT-FI, FCX's assets include one of the world's largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI operates a proportionately consolidated joint venture, which produces copper concentrate that contains significant quantities of gold and silver.
Regulatory Matters. In January and February 2017, the Indonesian government issued new regulations to address exports of unrefined metals, including copper concentrate and anode slimes, and other matters related to the mining sector. The new regulations permit the continuation of copper concentrate exports for a five-year period through January 2022, subject to various conditions, including conversion from a contract of work to a special operating license (known as an IUPK, which does not provide the same level of protections of a contract of work), commitment to completion of smelter construction in five years and payment of export duties to be determined by the Ministry of Finance. In addition, the new regulations enable application for extension of operating rights five years before expiration of the IUPK and require foreign IUPK holders to divest 51 percent to Indonesian interests no later than the tenth year of production. Export licenses would be valid for one-year periods, subject to review every six months, depending on smelter construction progress.
Following the issuance of the January and February 2017 regulations and discussions with the government, PT-FI advised the Indonesian government that it was prepared to convert its Contract of Work (COW) to an IUPK, subject to obtaining an investment stability agreement providing equivalent rights with the same level of legal and fiscal certainty enumerated under its COW, and provided that the COW would remain in effect until it is replaced by a mutually satisfactory alternative. PT-FI also committed to commence construction of a new smelter during a five-year timeframe after approval of the extension of its long-term operating rights.
In mid-February 2017, pursuant to the COW's dispute resolution provisions, PTFI provided formal notice to the Indonesian government of an impending dispute listing the government's breaches and violations of the COW.
In March 2017, PT Smelting's (PT-FI's 25-percent owned copper smelter and refinery located in Gresik, Indonesia) anode slimes export license was renewed through March 1, 2018.
In late March 2017, the Indonesian government amended the regulations to enable PT-FI to retain its COW until replaced with an IUPK accompanied by an investment stability agreement, and to grant PT-FI a temporary IUPK through October 10, 2017, to enable concentrate exports during this period. In April 2017, PT-FI entered into a Memorandum of Understanding with the Indonesian government confirming that the COW would continue to be valid and honored until replaced by a mutually agreed IUPK and investment stability agreement. PT-FI will continue to pay a five percent export duty during this period.
On April 21, 2017, the Indonesian government issued a permit to PT-FI to enable exports to resume for a six-month period. PT-FI has begun loading export shipments and plans to ramp up its production to full rates during second-quarter 2017.
As a result of the first-quarter 2017 regulatory restrictions and uncertainties regarding long-term investment stability, PT-FI has taken actions to adjust its cost structure, reduce its workforce and slow investments in its underground development projects and new smelter.

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PT-FI and the Indonesian government will immediately commence negotiations on the conversion of PT-FI's COW to an IUPK accompanied by an investment stability agreement with the objective of providing a mutually acceptable long-term investment framework.
Operating and Development Activities. PT-FI is currently mining the final phase of the Grasberg open pit, which contains high copper and gold ore grades. PT-FI expects to mine high-grade ore over the next several quarters prior to transitioning to the Grasberg Block Cave underground mine in late 2018.
PT-FI has several projects in the Grasberg minerals district related to the development of its large-scale, long-lived, high-grade underground ore bodies. In aggregate, these underground ore bodies are expected to produce large-scale quantities of copper and gold following the transition from the Grasberg open pit. As a result of regulatory uncertainty, PT-FI has slowed investments in its underground development projects during first-quarter 2017. Assuming an agreement is reached to support PT-FI's long-term investment plans, estimated annual capital spending on these projects would average $1.0 billion per year ($0.8 billion per year net to PT-FI) over the next five years. The timing of these expenditures continues to be reviewed. If PT-FI is unable to reach agreement with the Indonesian government on its long-term mining rights, FCX intends to significantly reduce or defer investments in underground development projects.
Operating Data. Following is summary consolidated operating data for the Indonesia mining operations for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016
Copper (millions of recoverable pounds)
Production	155	165
Sales	125	174
Average realized price per pound	$2.63	$2.20

Gold (thousands of recoverable ounces)
Production	232	178
Sales	177	195
Average realized price per ounce	$1,229	$1,228

Unit net cash costs per pound of copper[a]
Site production and delivery, excluding adjustments	$2.15	$2.24
Gold and silver credits	(1.88)	(1.52)
Treatment charges	0.28	0.31
Export duties	0.11	0.08
Royalty on metals	0.16	0.13
Unit net cash costs	$0.82	$1.24

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

Indonesia's consolidated sales of 125 million pounds of copper and 177 thousand ounces of gold in first-quarter 2017 were lower than first-quarter 2016 sales of 174 million pounds of copper and 195 thousand ounces of gold, primarily reflecting the impact of regulatory restrictions on PT-FI's concentrate exports beginning on January 12, 2017, and a six-week temporary shutdown at PT Smelting, which began on January 19, 2017.
As a result of the regulatory uncertainties, PT-FI has taken actions to adjust its cost structure, reduce its workforce and slow investment in its long-term underground development projects and new smelter.
In April 2017, PT-FI received approval to resume concentrate exports. Assuming normal operating rates for the remainder of the year, consolidated sales volumes from Indonesia mining are expected to approximate 1.1

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billion pounds of copper and 1.9 million ounces of gold for the year 2017, compared with 1.1 billion pounds of copper and 1.1 million ounces of gold for the year 2016.
During April 2017, PT-FI experienced a high level of worker absenteeism. Union leaders have notified PT-FI of a potential strike during the month of May. PT-FI is working with union leaders, with the support of government officials, to encourage a safe and efficient return to normal operations for the benefit of all stakeholders.
A significant portion of PT-FI's costs are fixed and unit costs vary depending on production volumes and other factors. Indonesia's unit net cash costs (including gold and silver credits) of $0.82 per pound of copper in first-quarter 2017 were lower than unit net cash costs of $1.24 per pound in first-quarter 2016, primarily reflecting higher gold and silver credits and lower production costs. Indonesia's unit cash costs for first-quarter 2017 exclude $21 million ($0.17 per pound of copper) for costs charged directly to cost of sales as a result of the impact of regulatory restrictions on PT-FI's concentrate exports.
Assuming an average gold price of $1,250 per ounce for the remainder of 2017 and achievement of current sales volume and cost estimates, unit net cash credits (net of gold and silver credits) for Indonesia mining are expected to approximate $0.10 per pound of copper for the year 2017. Indonesia mining's unit net cash credits for the year 2017 would change by approximately $0.07 per pound for each $50 per ounce change in the average price of gold for the remainder of 2017. Because of the fixed nature of a large portion of Indonesia's costs, unit costs vary from quarter to quarter depending on copper and gold volumes.
Indonesia mining's projected sales volumes are dependent on a number of factors, including operational performance, workforce productivity, the timing of shipments and its ability to continue to export copper concentrate.

Molybdenum Mines. FCX has two wholly owned molybdenum mines in North America - the Henderson underground mine and the Climax open-pit mine, both in Colorado. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of molybdenum concentrate produced at the Henderson and Climax mines, as well as from FCX's North America and South America copper mines, is processed at FCX's conversion facilities.
Operating and Development Activities. In response to market conditions, the Henderson molybdenum mine continues to operate at reduced rates. Production from the Molybdenum mines totaled 8 million pounds of molybdenum in first-quarter 2017 and 7 million pounds in first-quarter 2016. Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the Molybdenum mines, and from FCX's North America and South America copper mines.
Average unit net cash costs for the Molybdenum mines of $7.10 per pound of molybdenum in first-quarter 2017 were lower than $7.43 per pound in first-quarter 2016, primarily reflecting higher volumes. Based on current sales volume and cost estimates, unit net cash costs for the Molybdenum mines are expected to average approximately $7.85 per pound of molybdenum for the year 2017.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

Mining Exploration Activities.     FCX's mining exploration activities are generally associated with its existing mines, focusing on opportunities to expand reserves and resources to support development of additional future production capacity. Exploration results continue to indicate opportunities for significant future potential reserve additions in North America and South America. Exploration spending continues to be constrained by market conditions and is expected to approximate $70 million for the year 2017, compared to $44 million in 2016.

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CASH FLOWS, CASH and DEBT
Operating Cash Flows. FCX generated operating cash flows of $792 million (including $178 million in working capital sources and changes in other tax payments) in first-quarter 2017.
Based on current sales volume and cost estimates and assuming average prices of $2.50 per pound of copper, $1,250 per ounce of gold and $9.00 per pound of molybdenum for the remainder of 2017, FCX's consolidated operating cash flows are estimated to approximate $4.0 billion for the year 2017 (including $1.0 billion in working capital sources and other tax payments). The impact of price changes during the remainder of 2017 on operating cash flows would approximate $275 million for each $0.10 per pound change in the average price of copper, $65 million for each $50 per ounce change in the average price of gold and $70 million for each $2 per pound change in the average price of molybdenum. Refer to page 6 for discussion of Indonesian Regulatory Matters, which may have a significant impact on future results.
Capital Expenditures. Capital expenditures totaled $344 million for first-quarter 2017 (including $210 million for major mining projects). Capital expenditures are expected to approximate $1.6 billion for the year 2017, including $0.9 billion for major mining projects primarily for underground development activities at Grasberg. As a result of regulatory uncertainty, PT-FI has slowed investments in its underground development projects during first-quarter 2017. If PT-FI is unable to reach agreement with the Indonesian government on its long-term mining rights, FCX intends to significantly reduce or defer investments in underground development projects.
Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at March 31, 2017 (in billions):

Cash at domestic companies	$3.4
Cash at international operations	0.6
Total consolidated cash and cash equivalents	4.0
Noncontrolling interests' share	(0.2)
Cash, net of noncontrolling interests' share	3.8
Withholding taxes and other	(0.1)
Net cash available	$3.7

Debt. Following is a summary of total debt and the related weighted-average interest rates at March 31, 2017 (in billions, except percentages):

		Weighted-
		Average
		Interest Rate
Senior Notes	$13.9	4.4%
Cerro Verde Credit Facility	1.3	2.9%
Other FCX debt	0.2	2.9%
Total debt	$15.4	4.3%

At March 31, 2017, FCX had no borrowings, $39 million in letters of credit issued and $3.5 billion available under its $3.5 billion revolving credit facility.
During first-quarter 2017, FCX repaid its $500 million of 2.15% Senior Notes due 2017.

FINANCIAL POLICY
In December 2015, FCX's common stock dividend was suspended. The declaration of dividends is at the discretion of the Board of Directors (Board) and will depend upon FCX’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board.

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WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's first-quarter 2017 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing “fcx.com.” A replay of the webcast will be available through Friday, May 25, 2017.
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FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is the world's largest publicly traded copper producer. FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America. Additional information about FCX is available on FCX's website at "fcx.com."
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates, production and sales volumes, unit net cash costs, operating cash flows, capital expenditures, exploration efforts and results, development and production activities and costs, liquidity, tax rates, the impact of copper, gold and molybdenum price changes, the impact of deferred intercompany profits on earnings, reserve estimates, future dividend payments, and share purchases and sales. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of, copper, gold and molybdenum; mine sequencing; production rates; potential effects of cost and capital expenditure reductions, and production curtailments on financial results and cash flow; potential inventory adjustments; potential impairment of long-lived mining assets; the outcome of negotiations with the Indonesian government regarding PT-FI's COW; the potential effects of violence in Indonesia generally and in the province of Papua; industry risks; regulatory changes; political risks; labor relations; weather- and climate-related risks; environmental risks; litigation results (including the final disposition of the recent unfavorable Indonesian Tax Court ruling relating to surface water taxes); and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission (SEC). With respect to FCX's operations in Indonesia, such factors include whether PT-FI will be able to resolve complex regulatory matters in Indonesia.
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as unit net cash costs per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release, which are also available on FCX's website, "fcx.com."

Freeport-McMoRan	10

FREEPORT-McMoRan INC.
SELECTED OPERATING DATA

	Three Months Ended March 31,
	2017	2016	2017		2016

MINING OPERATIONS:	Production		Sales
Copper (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	181	232	172		238
Bagdad (100%)	40	48	38		50
Safford (100%)	42	56	43		59
Sierrita (100%)	41	41	38		43
Miami (100%)	5	8	5		9
Chino (100%)	62	81	60		83
Tyrone (100%)	20	20	18		20
Other (100%)	1	1	1		1
Total North America	392	487	375		503

South America
Cerro Verde (53.56%)	262	272	268		256
El Abra (51%)	42	63	41		67
Total South America	304	335	309		323

Indonesia
Grasberg (90.64%)[b]	155	165	125		174
Consolidated - continuing operations	851	987	809	[c]	1,000	[c]
Discontinued operations - Tenke (56%)[d]	—	110	—		123
Total	851	1,097	809		1,123
Less noncontrolling interests	157	221	156		222
Net	694	876	653		901

Average realized price per pound (continuing operations)			$2.67		$2.18

Gold (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	7	6	5		6
Indonesia (90.64%)[b]	232	178	177		195
Consolidated	239	184	182		201
Less noncontrolling interests	22	17	17		18
Net	217	167	165		183

Average realized price per ounce			$1,229		$1,227

Molybdenum (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	3	2	N/A		N/A
Climax (100%)	5	5	N/A		N/A
North America (100%)[a]	9	8	N/A		N/A
Cerro Verde (53.56%)	6	5	N/A		N/A
Consolidated	23	20	24		17
Less noncontrolling interests	3	2	3		1
Net	20	18	21		16

Average realized price per pound			$8.71		$7.61

U.S. OIL AND GAS OPERATIONS:	Sales Volumes		Sales per Day
Oil (thousand barrels, or MBbls)	481	8,298	5		91
Natural gas (million cubic feet)	5,999	19,639	67		216
NGLs (MBbls)	89	574	1		6
Thousand barrels of oil equivalents	1,570	12,146	17		133

a. Amounts are net of Morenci's undivided joint venture partners' interest; effective May 31, 2016, FCX's undivided interest in Morenci was prospectively reduced from 85 percent to 72 percent.

b. Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

c. Consolidated sales volumes exclude purchased copper of 58 million pounds for first-quarter 2017 and 27 million pounds for first-quarter 2016.

d. On November 16, 2016, FCX completed the sale of its interest in the Tenke mine.

I

FREEPORT-McMoRan INC.
SELECTED OPERATING DATA (continued)

	Three Months Ended March 31,
	2017	2016
100% North America Copper Mines
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	700,600	833,400
Average copper ore grade (percent)	0.28	0.31
Copper production (millions of recoverable pounds)	277	302

Mill Operations
Ore milled (metric tons per day)	303,800	298,600
Average ore grades (percent):
Copper	0.41	0.50
Molybdenum	0.03	0.03
Copper recovery rate (percent)	86.4	84.7
Production (millions of recoverable pounds):
Copper	186	226
Molybdenum	9	8

100% South America Mining
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	125,900	140,700
Average copper ore grade (percent)	0.42	0.41
Copper production (millions of recoverable pounds)	66	90

Mill Operations
Ore milled (metric tons per day)	338,900	339,400
Average ore grades (percent):
Copper	0.44	0.43
Molybdenum	0.02	0.02
Copper recovery rate (percent)	84.5	86.2
Production (millions of recoverable pounds):
Copper	238	245
Molybdenum	6	5

100% Indonesia Mining
Ore milled (metric tons per day):[a]
Grasberg open pit	53,600	105,800
Deep Ore Zone underground mine	26,100	44,200
Deep Mill Level Zone (DMLZ) underground mine[b]	3,200	4,100
Grasberg Block Cave underground mine[b]	2,600	2,300
Big Gossan underground mine[b]	1,700	200
Total	87,200	156,600
Average ore grades:
Copper (percent)	1.15	0.69
Gold (grams per metric ton)	1.17	0.53
Recovery rates (percent):
Copper	92.2	89.3
Gold	84.8	80.6
Production (recoverable):
Copper (millions of pounds)	172	183
Gold (thousands of ounces)	241	190

100% Molybdenum Mines
Ore milled (metric tons per day)	21,600	18,400
Average molybdenum ore grade (percent)	0.21	0.22
Molybdenum production (millions of recoverable pounds)	8	7

a. Amounts represent the approximate average daily throughput processed at PT Freeport Indonesia's (PT-FI) mill facilities from each producing mine and from development activities that result in metal production.

b. Targeted production rates once the DMLZ underground mine reaches full capacity are expected to approximate 80,000 metric tons of ore per day in 2022; production from the Grasberg Block Cave underground mine is expected to commence in late 2018, and production from the Big Gossan underground mine is in care-and-maintenance.

II

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2017		2016
	(In Millions, Except Per Share Amounts)
Revenues[a]	$3,341		$3,242
Cost of sales:
Production and delivery[b]	2,200		2,499
Depreciation, depletion and amortization	389		662
Impairment of oil and gas properties	—		3,787
Total cost of sales	2,589		6,948
Selling, general and administrative expenses	153	[c]	138
Mining exploration and research expenses	15		18
Environmental obligations and shutdown costs	27		10
Net gain on sales of assets	(23)	[d]	—
Total costs and expenses	2,761		7,114
Operating income (loss)	580		(3,872)
Interest expense, net[e]	(167)		(191)
Other income, net	25		36
Income (loss) from continuing operations before income taxes and equity in affiliated companies' net earnings	438		(4,027)
Provision for income taxes[f]	(174)		(77)
Equity in affiliated companies' net earnings	4		7
Net income (loss) from continuing operations	268		(4,097)
Net income (loss) from discontinued operations	38	[g]	(4)
Net income (loss)	306		(4,101)
Net income attributable to noncontrolling interests:
Continuing operations	(75)		(62)
Discontinued operations	(3)		(10)
Preferred dividends attributable to redeemable noncontrolling interest	—		(11)
Net income (loss) attributable to FCX common stock[h]	$228		$(4,184)

Basic and diluted net income (loss) per share attributable to common stockholders:
Continuing operations	$0.13		$(3.34)
Discontinued operations	0.03		(0.01)
	$0.16		$(3.35)

Weighted-average common shares outstanding:
Basic	1,446		1,251
Diluted	1,454		1,251

a.	Includes adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods, which are summarized in the supplemental schedule, "Derivative Instruments," on page VII.

b.
Includes net charges (i) at mining operations for asset impairments at Morenci and for costs charged directly to cost of sales at PT-FI as a result of regulatory restrictions on its concentrate exports and (ii) at oil and gas operations associated with drillship settlement/idle rig (credits) costs, inventory adjustments and asset impairment. Refer to the supplemental schedule, "Adjusted Net Income (Loss)," on page VI for a summary of these charges.

c.	Includes oil and gas contract termination costs, which are summarized in the supplemental schedule, "Adjusted Net Income (Loss)," on page VI.

d.	Primarily reflects net gains associated with the sales of oil and gas properties, which are summarized in the supplemental schedule, "Adjusted Net Income (Loss)," on page VI.

e.	Consolidated interest expense, excluding capitalized interest, totaled $195 million in first-quarter 2017 and $218 million in first-quarter 2016.

f.	Refer to the supplemental schedule, "Income Taxes," on page VII for a summary of FCX's provision for income taxes.

g.
Primarily reflects adjustments to the fair value of the potential contingent consideration related to the November 2016 sale of FCX's interest in TF Holdings Limited (TFHL), which in accordance with accounting guidelines will continue to be adjusted through December 31, 2019.

h.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Refer to the supplemental schedule, "Deferred Profits," on page VIII for a summary of net impacts from changes in these deferrals.

III

FREEPORT-McMoRan INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2017	2016
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$4,001	$4,245
Trade accounts receivable	734	1,126
Income and other tax receivables	665	879
Inventories:
Mill and leach stockpiles	1,355	1,338
Materials and supplies, net	1,275	1,306
Product	1,133	998
Other current assets	196	199
Held for sale	408	344
Total current assets	9,767	10,435
Property, plant, equipment and mine development costs, net	23,117	23,219
Oil and gas properties, subject to amortization, less accumulated amortization	57	74
Long-term mill and leach stockpiles	1,625	1,633
Other assets	2,010	1,956
Total assets	$36,576	$37,317

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,780	$2,393
Current portion of debt	2,228	1,232
Current portion of environmental and asset retirement obligations	388	369
Accrued income taxes	190	66
Held for sale	256	205
Total current liabilities	4,842	4,265
Long-term debt, less current portion	13,135	14,795
Deferred income taxes	3,786	3,768
Environmental and asset retirement obligations, less current portion	3,507	3,487
Other liabilities	1,719	1,745
Total liabilities	26,989	28,060

Equity:
Stockholders' equity:
Common stock	158	157
Capital in excess of par value	26,725	26,690
Accumulated deficit	(16,311)	(16,540)
Accumulated other comprehensive loss	(537)	(548)
Common stock held in treasury	(3,717)	(3,708)
Total stockholders' equity	6,318	6,051
Noncontrolling interests	3,269	3,206
Total equity	9,587	9,257
Total liabilities and equity	$36,576	$37,317

IV

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2017	2016
	(In Millions)
Cash flow from operating activities:
Net income (loss)	$306	$(4,101)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	389	722
Impairment of oil and gas properties	—	3,787
Net gain on sales of assets	(23)	—
Stock-based compensation	34	30
Net charges for environmental and asset retirement obligations, including accretion	71	57
Payments for environmental and asset retirement obligations	(33)	(90)
Deferred income taxes	20	152
Gain on disposal of discontinued operations	(32)	—
Decrease (increase) in long-term mill and leach stockpiles	8	(53)
Oil and gas contract settlement payments	(70)	—
Other, net	(56)	48
Changes in working capital and other tax payments, excluding amounts from dispositions:
Accounts receivable	623	93
Inventories	(135)	114
Other current assets	(13)	(68)
Accounts payable and accrued liabilities	(433)	9
Accrued income taxes and changes in other tax payments	136	40
Net cash provided by operating activities	792	740

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(28)	(34)
South America	(15)	(157)
Indonesia	(244)	(222)
Molybdenum mines	(1)	(1)
Other, including oil and gas operations	(56)	(568)
Other, net	(21)	2
Net cash used in investing activities	(365)	(980)

Cash flow from financing activities:
Proceeds from debt	157	1,796
Repayments of debt	(815)	(1,442)
Net proceeds from sale of common stock	—	32
Cash dividends paid:
Common stock	(1)	(4)
Noncontrolling interests	(15)	(18)
Stock-based awards net payments	(5)	(4)
Debt financing costs and other, net	—	(13)
Net cash (used in) provided by financing activities	(679)	347
Net (decrease) increase in cash and cash equivalents	(252)	107
Decrease (increase) in cash and cash equivalents in assets held for sale	8	(53)
Cash and cash equivalents at beginning of year	4,245	177
Cash and cash equivalents at end of period	$4,001	$231

V

FREEPORT-McMoRan INC.
ADJUSTED NET INCOME (LOSS)

Adjusted net income (loss) is intended to provide investors and others with information about FCX's recurring operating performance. This information differs from net income (loss) attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net income (loss) follows, which may not be comparable to similarly titled measures reported by other companies (in millions, except per share amounts).

	Three Months Ended March 31,
	2017				2016
	Pre-tax		After-tax	Per Share	Pre-tax	After-tax	Per Share
Net income (loss) attributable to common stock	N/A		$228	$0.16	N/A	$(4,184)	$(3.35)

Impairment of oil and gas properties	$—		$—	$—	$(3,787)	$(3,787)	$(3.03)
Other oil and gas charges:
Drillship settlement/idle rig credits (costs)	20	[a]	20	0.01	(165)	(165)	(0.13)
Other contract termination costs	(21)		(21)	(0.01)	—	—	—
Inventory adjustments and asset impairment	—		—	—	(35)	(35)	(0.03)
Mining charges:
PT-FI non-inventoriable costs	(21)		(11)	(0.01)	—	—	—
Other asset impairments	(19)		(19)	(0.01)	—	—	—
Adjustments to environmental obligations and related litigation reserves	(19)		(19)	(0.01)	(1)	(1)	—
Gain on sales of assets	23	[b]	23	0.01	—	—	—
Gain on disposal of discontinued operations	38	[c]	35	0.03	—	—	—
	$1		$8	$0.01	$(3,988)	$(3,988)	$(3.19)

Adjusted net income (loss) attributable to common stock	N/A		$220	$0.15	N/A	$(196)	$(0.16)

a.
Primarily reflects fair value adjustments of contingent payments related to the 2016 drillship settlements, which in accordance with accounting guidelines will continue to be adjusted through June 30, 2017.

b.
Primarily includes gains associated with oil and gas transactions, including $17 million related to the Madden sale and $16 million of adjustments related to the December 2016 Deepwater Gulf of Mexico sale, partly offset by adjustments of $10 million to the fair value of the potential $150 million in contingent consideration related to the December 2016 onshore California sale, which in accordance with accounting guidelines will continue to be adjusted through December 31, 2020.

c.
Primarily reflects adjustments to the fair value of the potential $120 million in contingent consideration related to the November 2016 sale of FCX's interest in TFHL, which in accordance with accounting guidelines will continue to be adjusted through December 31, 2019.

VI

FREEPORT-McMoRan INC.
INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax provision for the three months ended March 31, 2017 and 2016 (in millions, except percentages):

	Three Months Ended March 31,
	2017				2016
				Income Tax			Income Tax
		Effective		(Provision)	Income	Effective	(Provision)
	Income[a]	Tax Rate		Benefit	(Loss)[a]	Tax Rate	Benefit
U.S.	$10	70%		$(7)	$(454)	4%	$16
South America	260	39%		(101)	113	35%	(39)
Indonesia	152	44%		(67)	91	40%	(36)
Impairment of oil and gas properties	—	N/A		—	(3,787)	38%	1,435
Valuation allowance, net	—	N/A		—	—	N/A	(1,435)	[b]
Eliminations and other	16	N/A		(1)	10	N/A	(3)
Rate adjustment[c]	—	N/A		2	—	N/A	(15)
Continuing operations	$438	40%	[d]	$(174)	$(4,027)	(2)%	$(77)

a.	Represents income (loss) from continuing operations by geographic location before income taxes and equity in affiliated companies' net earnings.

b.
As a result of the impairment to U.S. oil and gas properties, FCX recorded tax charges to establish valuation allowances against U.S. federal and state deferred tax assets that will not generate a future benefit.

c.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.

d.
The consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which FCX operates. Accordingly, variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Assuming achievement of current sales volume and cost estimates and average prices of $2.50 per pound for copper, $1,250 per ounce for gold and $9.00 per pound for molybdenum for the remainder of 2017, FCX estimates its consolidated effective tax rate for the year 2017 will approximate 45 percent and would decrease with higher prices.

DERIVATIVE INSTRUMENTS
For first-quarter 2017, FCX's mined copper was sold 50 percent in concentrate, 23 percent as cathode and 27 percent as rod from North America operations. Under the long-established structure of sales agreements prevalent in the industry, copper contained in concentrates and cathodes is provisionally priced at the time of shipment. The provisional prices are finalized in a contractually specified future month (generally one to four months from the shipment date) primarily based on quoted monthly average spot copper prices on the London Metal Exchange (LME). Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period. LME spot copper prices averaged $2.65 per pound during first-quarter 2017, compared to FCX's average realized price of $2.67 per pound.
Following is a summary of the favorable adjustments to prior periods' provisionally priced copper sales for the three months ended March 31, 2017 and 2016 (in millions, except per share amounts):

	Three Months Ended March 31,
	2017	2016
Revenues	$91	$9
Net income attributable to common stock	$39	$5
Net income per share of common stock	$0.03	$—
At March 31, 2017, FCX had provisionally priced copper sales at its copper mining operations totaling 260 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average of $2.65 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the March 31, 2017, provisional price recorded would have an approximate $8 million effect on 2017 net income attributable to common stock. The LME spot copper price closed at $2.55 per pound on April 24, 2017.

VII

FREEPORT-McMoRan INC.
DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 25 percent of PT Freeport Indonesia's (PT-FI) sales to PT Smelting (PT-FI's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions to net income attributable to common stock totaling $27 million for first-quarter 2017 and $2 million for first-quarter 2016. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $16 million at March 31, 2017. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings. In second-quarter 2017, FCX expects increased sales volumes to Atlantic Copper and PT Smelting, resulting in the deferral of approximately $50 million of profit on intercompany sales until final sales to third parties occur.

BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci, Cerro Verde and Grasberg copper mines, the Rod & Refining operations and Atlantic Copper Smelting & Refining.
FCX’s reportable segments previously included U.S. Oil & Gas operations. During 2016, FCX completed the sales of its Deepwater Gulf of Mexico, onshore California and Haynesville oil and gas properties, and in first-quarter 2017, completed the sale of its Madden property interests. The results of FCX's U.S. oil and gas operations have been included in Corporate, Other & Eliminations in the following tables.
Intersegment sales between FCX’s mining operations are based on similar arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

VIII

FREEPORT-McMoRan INC.
BUSINESS SEGMENTS (continued)

(In millions)
												Atlantic	Corprate
	North America Copper Mines				South America Mining							Copper	Other
			Other		Cerro	Other		Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci		Mines	Total	Verde	Mines	Total	Mining		Mines	Refining	& Refining	nations[a]		Total
Three Months Ended March 31, 2017
Revenues:
Unaffiliated customers	$66		$50	$116	$640	$112	$752	$534	[b]	$—	$1,107	$458	$374	[c]	$3,341
Intersegment	416		563	979	116	—	116	—		63	8	—	(1,166)		—
Production and delivery	260	[d]	413	673	391	82	473	273	[d]	52	1,110	436	(817)	[e]	2,200
Depreciation, depletion and amortization	47		69	116	112	21	133	83		19	2	7	29		389
Selling, general and administrative expenses	—		1	1	2	—	2	30		—	—	5	115	[f]	153
Mining exploration and research expenses	—		1	1	—	—	—	—		—	—	—	14		15
Environmental obligations and shutdown costs	—		—	—	—	—	—	—		—	—	—	27		27
Net gain on sales of assets	—		—	—	—	—	—	—		—	—	—	(23)		(23)
Operating income (loss)	175		129	304	251	9	260	148		(8)	3	10	(137)		580

Interest expense, net	1		—	1	16	—	16	—		—	—	4	146		167
Provision for income taxes	—		—	—	98	3	101	67		—	—	—	6		174
Total assets at March 31, 2017	2,814		4,361	7,175	9,081	1,525	10,606	10,879		1,917	261	652	5,086	[g]	36,576
Capital expenditures	23		5	28	14	1	15	244		1	1	8	47	[h]	344

Three Months Ended March 31, 2016
Revenues:
Unaffiliated customers	$162		$56	$218	$486	$144	$630	$498	[b]	$—	$971	$422	$503	[c]	$3,242
Intersegment	357		561	918	41	—	41	58		45	8	1	(1,071)		—
Production and delivery	340		448	788	291	119	410	394		52	970	393	(508)	[e]	2,499
Depreciation, depletion and amortization	62		82	144	101	31	132	81		19	2	8	276		662
Impairment of oil and gas properties	—		—	—	—	—	—	—		—	—	—	3,787		3,787
Selling, general and administrative expenses	—		1	1	2	—	2	14		—	—	4	117		138
Mining exploration and research expenses	—		1	1	—	—	—	—		—	—	—	17		18
Environmental obligations and shutdown costs	—		—	—	—	—	—	—		—	—	—	10		10
Operating income (loss)	117		85	202	133	(6)	127	67		(26)	7	18	(4,267)		(3,872)

Interest expense, net	1		—	1	22	—	22	—		—	—	4	164		191
Provision for (benefit from) income taxes	—		—	—	45	(6)	39	36		—	—	—	2		77
Total assets at March 31, 2016	3,490		4,751	8,241	9,495	1,623	11,118	9,306		1,983	236	653	11,127	[g]	42,664
Capital expenditures	28		6	34	156	1	157	222		1	1	2	565	[h]	982

a.	Includes U.S. oil and gas operations, which was previously a reportable segment.

b.	Includes PT-FI's sales to PT Smelting totaling $258 million in first-quarter 2017 and $277 million in first-quarter 2016.

c.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

d.
Includes $19 million for asset impairments at Morenci and $21 million at PT-FI for costs charged directly to cost of sales as a result of the impact of regulatory restrictions on its concentrate exports.

e.
Includes net credits (charges) for oil and gas operations totaling $20 million in first-quarter 2017 and $(200) million in first-quarter 2016, primarily for drillship settlement/idle rig costs, asset impairment and inventory adjustments.

f.	Includes $21 million for other oil and gas contract termination costs.

g.
Includes assets held for sale totaling $408 million at March 31, 2017, primarily associated with Freeport Cobalt and the Kisanfu exploration project, and $5.3 billion at March 31, 2016, which also included the Tenke disposal group. Also includes assets of $331 million at March 31, 2017, and $4.4 billion at March 31, 2016, associated with oil and gas operations.

h.
Includes $19 million in first-quarter 2017 and $523 million in first-quarter 2016 associated with oil and gas operations. First-quarter 2016 also includes $35 million associated with discontinued operations.

IX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, which are removed from site production and delivery costs in the calculation of unit net cash costs, consist of items such as stock-based compensation costs, start-up costs, inventory adjustments, long-lived asset impairments, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

X

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2017
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,005		$1,005	$59	$20	$1,084
Site production and delivery, before net noncash
and other costs shown below	568		536	44	10	590
By-product credits	(57)		—	—	—	—
Treatment charges	42		41	—	1	42
Net cash costs	553		577	44	11	632
Depreciation, depletion and amortization (DD&A)	116		110	4	2	116
Noncash and other costs, net	34	[c]	33	1	—	34
Total costs	703		720	49	13	782
Revenue adjustments, primarily for pricing
on prior period open sales	5		5	—	—	5
Gross profit	$307		$290	$10	$7	$307

Copper sales (millions of recoverable pounds)	374		374
Molybdenum sales (millions of recoverable pounds)[a]				9

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.68		$2.68	$7.00
Site production and delivery, before net noncash
and other costs shown below	1.52		1.43	5.19
By-product credits	(0.15)		—	—
Treatment charges	0.11		0.11	—
Unit net cash costs	1.48		1.54	5.19
DD&A	0.31		0.29	0.52
Noncash and other costs, net	0.09	[c]	0.09	0.07
Total unit costs	1.88		1.92	5.78
Revenue adjustments, primarily for pricing
on prior period open sales	0.02		0.02	—
Gross profit per pound	$0.82		$0.78	$1.22

Reconciliation to Amounts Reported
(In millions)
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,084		$590	$116
Treatment charges	—		42	—
Noncash and other costs, net	—		34	—
Revenue adjustments, primarily for pricing
on prior period open sales	5		—	—
Eliminations and other	6		7	—
North America copper mines	1,095		673	116
Other mining[d]	3,038		2,344	244
Corporate, other & eliminations	(792)		(817)	29
As reported in FCX's consolidated financial statements	$3,341		$2,200	$389

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Includes $19 million ($0.05 per pound of copper) for other asset impairment charges at Morenci.

d.
Represents the combined total for FCX's other mining operations, including South America mining, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2016
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,086	$1,086	$41	$20	$1,147
Site production and delivery, before net noncash
and other costs shown below	702	678	33	10	721
By-product credits	(42)	—	—	—	—
Treatment charges	54	52	—	2	54
Net cash costs	714	730	33	12	775
DD&A	143	137	4	2	143
Noncash and other costs, net	26	26	—	—	26
Total costs	883	893	37	14	944
Revenue adjustments, primarily for pricing
on prior period open sales	2	2	—	—	2
Gross profit	$205	$195	$4	$6	$205

Copper sales (millions of recoverable pounds)	502	502
Molybdenum sales (millions of recoverable pounds)[a]			8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.16	$2.16	$5.27
Site production and delivery, before net noncash
and other costs shown below	1.40	1.35	4.29
By-product credits	(0.08)	—	—
Treatment charges	0.10	0.10	—
Unit net cash costs	1.42	1.45	4.29
DD&A	0.28	0.27	0.54
Noncash and other costs, net	0.05	0.05	(0.05)
Total unit costs	1.75	1.77	4.78
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	—
Gross profit per pound	$0.41	$0.39	$0.49

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,147	$721	$143
Treatment charges	—	54	—
Noncash and other costs, net	—	26	—
Revenue adjustments, primarily for pricing
on prior period open sales	2	—	—
Eliminations and other	(13)	(13)	1
North America copper mines	1,136	788	144
Other mining[c]	2,674	2,219	242
Corporate, other & eliminations	(568)	(508)	276
As reported in FCX's consolidated financial statements	$3,242	$2,499	$662

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.
Represents the combined total for FCX's other mining operations, including South America mining, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2017
(In millions)		By-Product	Co-Product Method
		Method	Copper	Other[a]	Total
Revenues, excluding adjustments		$821	$821	$68	$889
Site production and delivery, before net noncash
and other costs shown below		457	426	43	469
By-product credits		(56)	—	—	—
Treatment charges		68	68	—	68
Royalty on metals		2	2	—	2
Net cash costs		471	496	43	539
DD&A		133	123	10	133
Noncash and other costs, net		5	5	—	5
Total costs		609	624	53	677
Revenue adjustments, primarily for pricing
on prior period open sales		49	49	—	49
Gross profit		$261	$246	$15	$261

Copper sales (millions of recoverable pounds)		309	309

Gross profit per pound of copper:

Revenues, excluding adjustments		$2.66	$2.66
Site production and delivery, before net noncash
and other costs shown below		1.48	1.38
By-product credits		(0.18)	—
Treatment charges		0.22	0.22
Royalty on metals		0.01	0.01
Unit net cash costs		1.53	1.61
DD&A		0.43	0.40
Noncash and other costs, net		0.01	0.01
Total unit costs		1.97	2.02
Revenue adjustments, primarily for pricing
on prior period open sales		0.16	0.16
Gross profit per pound		$0.85	$0.80

Reconciliation to Amounts Reported
(In millions)			Production
		Revenues	and Delivery	DD&A
Totals presented above		$889	$469	$133
Treatment charges		(68)	—	—
Royalty on metals		(2)	—	—
Noncash and other costs, net		—	5	—
Revenue adjustments, primarily for pricing
on prior period open sales		49	—	—
Eliminations and other		—	(1)	—
South America mining		868	473	133
Other mining[b]	—	3,265	2,544	227
Corporate, other & eliminations	—	(792)	(817)	29
As reported in FCX's consolidated financial statements		$3,341	$2,200	$389

a. Includes silver sales of 964 thousand ounces ($16.06 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Represents the combined total for FCX's other mining operations, including North America copper mines, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2016
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$709	$709	$29	$738
Site production and delivery, before net noncash
and other costs shown below	398	385	20	405
By-product credits	(22)	—	—	—
Treatment charges	75	75	—	75
Royalty on metals	1	1	—	1
Net cash costs	452	461	20	481
DD&A	131	126	5	131
Noncash and other costs, net	7	7	—	7
Total costs	590	594	25	619
Revenue adjustments, primarily for pricing
on prior period open sales	9	9	—	9
Gross profit	$128	$124	$4	$128

Copper sales (millions of recoverable pounds)	323	323

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.19	$2.19
Site production and delivery, before net noncash
and other costs shown below	1.23	1.19
By-product credits	(0.07)	—
Treatment charges	0.23	0.23
Royalty on metals	0.01	0.01
Unit net cash costs	1.40	1.43
DD&A	0.40	0.39
Noncash and other costs, net	0.02	0.02
Total unit costs	1.82	1.84
Revenue adjustments, primarily for pricing
on prior period open sales	0.03	0.03
Gross profit per pound	$0.40	$0.38

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$738	$405	$131
Treatment charges	(75)	—	—
Royalty on metals	(1)	—	—
Noncash and other costs, net	—	7	—
Revenue adjustments, primarily for pricing
on prior period open sales	9	—	—
Eliminations and other	—	(2)	1
South America mining	671	410	132
Other mining[b]	3,139	2,597	254
Corporate, other & eliminations	(568)	(508)	276
As reported in FCX's consolidated financial statements	$3,242	$2,499	$662

a. Includes silver sales of 899 thousand ounces ($14.54 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Represents the combined total for FCX's other mining operations, including North America copper mines, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page VIII

XIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2017
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$327		$327	$218	$7	$552
Site production and delivery, before net noncash
and other costs shown below	268		159	106	3	268
Gold and silver credits	(234)		—	—	—	—
Treatment charges	35		21	14	—	35
Export duties	14		8	6	—	14
Royalty on metals	19		11	8	—	19
Net cash costs	102		199	134	3	336
DD&A	83		49	33	1	83
Noncash and other costs, net	32	[b]	19	13	—	32
Total costs	217		267	180	4	451
Revenue adjustments, primarily for pricing on
prior period open sales	41		41	9	—	50
PT Smelting intercompany profit	27		16	11	—	27
Gross profit	$178		$117	$58	$3	$178

Copper sales (millions of recoverable pounds)	125		125
Gold sales (thousands of recoverable ounces)				177

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.63		$2.63	$1,229
Site production and delivery, before net noncash
and other costs shown below	2.15		1.28	596
Gold and silver credits	(1.88)		—	—
Treatment charges	0.28		0.17	77
Export duties	0.11		0.07	31
Royalty on metals	0.16		0.09	45
Unit net cash costs	0.82		1.61	749
DD&A	0.66		0.39	184
Noncash and other costs, net	0.26	[b]	0.15	72
Total unit costs	1.74		2.15	1,005
Revenue adjustments, primarily for pricing on
prior period open sales	0.33		0.33	51
PT Smelting intercompany profit	0.21		0.13	59
Gross profit per pound/ounce	$1.43		$0.94	$334

Reconciliation to Amounts Reported
(In millions)			Production
	Revenues		and Delivery	DD&A
Totals presented above	$552		$268	$83
Treatment charges	(35)		—	—
Export duties	(14)		—	—
Royalty on metals	(19)		—	—
Noncash and other costs, net	—		32	—
Revenue adjustments, primarily for pricing on
prior period open sales	50		—	—
PT Smelting intercompany profit	—		(27)	—
Indonesia mining	534		273	83
Other mining[c]	3,599		2,744	277
Corporate, other & eliminations	(792)		(817)	29
As reported in FCX's consolidated financial statements	$3,341		$2,200	$389

a.Includes silver sales of 404 thousand ounces ($17.37 per ounce average realized price).

b.	Includes $21 million ($0.17 per pound of copper) of costs charged directly to cost of sales as a result of the impact of regulatory restrictions on PT-FI's concentrate exports.

c.
Represents the combined total for FCX's other mining operations, including North America copper mines, South America mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2016
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$384	$384	$239	$8	$631
Site production and delivery, before net noncash
and other costs shown below	390	238	148	4	390
Gold and silver credits	(264)	—	—	—	—
Treatment charges	55	33	21	1	55
Export duties	13	8	5	—	13
Royalty on metals	23	13	9	1	23
Net cash costs	217	292	183	6	481
DD&A	81	49	31	1	81
Noncash and other costs, net	12	7	5	—	12
Total costs	310	348	219	7	574
Revenue adjustments, primarily for pricing on
prior period open sales	(1)	(1)	17	—	16
PT Smelting intercompany profit	8	5	3	—	8
Gross profit	$81	$40	$40	$1	$81

Copper sales (millions of recoverable pounds)	174	174
Gold sales (thousands of recoverable ounces)			195

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.20	$2.20	$1,228
Site production and delivery, before net noncash
and other costs shown below	2.24	1.36	760
Gold and silver credits	(1.52)	—	—
Treatment charges	0.31	0.19	106
Export duties	0.08	0.05	26
Royalty on metals	0.13	0.07	49
Unit net cash costs	1.24	1.67	941
DD&A	0.47	0.28	158
Noncash and other costs, net	0.06	0.04	23
Total unit costs	1.77	1.99	1,122
Revenue adjustments, primarily for pricing on
prior period open sales	(0.01)	(0.01)	87
PT Smelting intercompany profit	0.05	0.03	16
Gross profit per pound/ounce	$0.47	$0.23	$209

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$631	$390	$81
Treatment charges	(55)	—	—
Export duties	(13)	—	—
Royalty on metals	(23)	—	—
Noncash and other costs, net	—	12	—
Revenue adjustments, primarily for pricing on
prior period open sales	16	—	—
PT Smelting intercompany profit	—	(8)	—
Indonesia mining	556	394	81
Other mining[b]	3,254	2,613	305
Corporate, other & eliminations	(568)	(508)	276
As reported in FCX's consolidated financial statements	$3,242	$2,499	$662

a.	Includes silver sales of 510 thousand ounces ($15.00 per ounce average realized price).

b.
Represents the combined total for FCX's other mining operations, including North America copper mines, South America mining, Molybdenum mining, Rod & Refining and Atlantic Copper Smelting and Refining, as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XVI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

			Three Months Ended March 31,
(In millions)			2017	2016

Revenues, excluding adjustments[a]			$70	$51
Site production and delivery, before net noncash and other costs shown below			51	48
Treatment charges and other			7	6
Net cash costs			58	54
DD&A			19	19
Noncash and other costs, net			1	4
Total costs			78	77
Gross loss			$(8)	$(26)

Molybdenum sales (millions of recoverable pounds)[a]			8	7

Gross loss per pound of molybdenum:

Revenues, excluding adjustments[a]			$8.57	$7.11
Site production and delivery, before net noncash and other costs shown below			6.25	6.57
Treatment charges and other			0.85	0.86
Unit net cash costs			7.10	7.43
DD&A			2.37	2.61
Noncash and other costs, net			0.15	0.58
Total unit costs			9.62	10.62
Gross loss per pound			$(1.05)	$(3.51)

Reconciliation to Amounts Reported
(In millions)

		Production
Three Months Ended March 31, 2017	Revenues	and Delivery	DD&A
Totals presented above	$70	$51	$19
Treatment charges and other	(7)	—	—
Noncash and other costs, net	—	1	—
Molybdenum mines	63	52	19
Other mining[b]	4,070	2,965	341
Corporate, other & eliminations	(792)	(817)	29
As reported in FCX's consolidated financial statements	$3,341	$2,200	$389

Three Months Ended March 31, 2016
Totals presented above	$51	$48	$19
Treatment charges and other	(6)	—	—
Noncash and other costs, net	—	4	—
Molybdenum mines	45	52	19
Other mining[b]	3,765	2,955	367
Corporate, other & eliminations	(568)	(508)	276
As reported in FCX's consolidated financial statements	$3,242	$2,499	$662

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.
Represents the combined total for FCX's other mining operations, including North America copper mines, South America mining, Indonesia mining, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XVII